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EXHIBIT 99.(a)

FOR FURTHER INFORMATION CONTACT:

Barry L. Crow
Executive Vice President and Chief Financial Officer
Simmons First National Corporation
(501) 541-1000


FOR IMMEDIATE RELEASE                                        NOVEMBER 4, 1997


                   SIMMONS FIRST NATIONAL CORPORATION AND
        SIMMONS FIRST CAPITAL TRUST ANNOUNCE CHANGE IN LIQUIDATION
                     AMOUNT OF PREFERRED SECURITIES

      Pine Bluff, Arkansas - Simmons First National Corporation and Simmons First Capital Trust announced that, effective November 17, 1997, the Liquidation Amount of each 9.12% Cumulative Trust Preferred Security issued by Simmons First Capital Trust will be changed from $25 to $12.50. The Trustees of the Trust are making this change in order to meet the new listing standards of the Nasdaq National Market and permit the Preferred Securities to continue to be listed on the Nasdaq National Market. This change will not affect the aggregate Liquidation Amount of the Preferred Securities held by any security holder, nor will it change any of the rights afforded to a security holder under the Trust Agreement of the Trust. New certificates to be issued by the Trust will include the new Liquidation Amount and will show that each current security holder will hold twice as many Preferred Securities as the current certificates presently indicate.

      Simmons First National Corporation is a bank holding company located in Pine Bluff, Arkansas, with seven subsidiary banks in Arkansas, presently conducting banking operations at 40 locations within 21 communities in the State of Arkansas. The Company emphasizes retail banking services, and it considers its principal bank, Simmons First National Bank, to be a national leader in providing credit card services. The Company and its banks also provide guaranteed student loans, mortgage banking services and a full range of other commercial banking services.